UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549 SCHEDULE 14A (Rule 14a-101) INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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Northern States Financial Corporation
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY COPY – PROXY MATERIALS SUBJECT TO REVIEW

NORTHERN STATES FINANCIAL CORPORATION
1601 N. Lewis Avenue
Waukegan, Illinois 60085
Telephone (847) 244-6000

November [   ], 2008

Dear Stockholder:

A Special Meeting of Stockholders of Northern States Financial Corporation, a Delaware corporation, will be held at the offices of NorStates Bank, 1601 N. Lewis Avenue, Waukegan, Illinois, on Thursday, December 11, 2008 at 4:30 p.m.

The attached Notice of Special Meeting of Stockholders and Proxy Statement describe the formal business to be transacted at the special meeting.  Stockholders will be asked to approve an amendment to our Certificate of Incorporation, as amended, to authorize 1,000,000 shares of preferred stock of the Company, $0.40 par value per share, and provide the Board of Directors with the flexibility to issue preferred stock in the future.  Stockholders also will be asked to approve any adjournment of the special meeting, if necessary, to solicit additional proxies in order to approve the amendment.  Our directors and officers will be present at the special meeting to respond to questions that you may have.

Your vote is important regardless of the number of shares you own.  Whether or not you plan to attend the special meeting, it is urgent that you vote your shares as soon as possible.  If the charter amendment referred to in the attached Proxy Statement is passed, it may allow the Company to take advantage of low-cost capital-raising opportunities provided through new federal programs.  If you attend the special meeting, you may withdraw your proxy and vote in person, even if you have previously voted.

Sincerely, Fred Abdula Chairman of the Board

NORTHERN STATES FINANCIAL CORPORATION
1601 N. LEWIS AVENUE
WAUKEGAN, ILLINOIS 60085
TELEPHONE (847) 244-6000

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS OF
NORTHERN STATES FINANCIAL CORPORATION
TO BE HELD ON DECEMBER 11, 2008

NOTICE IS HEREBY GIVEN THAT a Special Meeting of Stockholders (the “Special Meeting”) of Northern States Financial Corporation, a Delaware corporation (the “Company”) will be held at the offices of NorStates Bank, 1601 N. Lewis Avenue, Waukegan, Illinois, on Thursday, December 11, 2008 at 4:30 p.m.

A proxy statement and proxy card for this Special Meeting are enclosed.  The special meeting is for the purpose of considering and voting upon the following proposals:

1.
To act on a proposed amendment (the “Amendment”) to the Certificate of Incorporation of the Company, as amended, to authorize up to 1,000,000 shares of preferred stock, par value $0.40 per share, and to provide the Board of Directors with the express authority to fix the number, rights, powers, preferences, qualifications, limitations and restrictions of each series of preferred stock.

2.	To approve any adjournment, postponement or continuation of the Special Meeting, if necessary, to solicit additional proxies in order to approve the Amendment.

3.	To conduct such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

The Company’s Board of Directors is not aware of any other business to come before the Special Meeting.

Action may be taken on the foregoing proposals at the Special Meeting on the date specified, or on any dates to which, by original or later adjournment, the Special Meeting may be adjourned.  Stockholders of record at the close of business on November 19, 2008 are entitled to vote at the Special Meeting and any adjournments thereof.

Your vote is important. Whether or not you plan to attend the Special Meeting, please sign, date and return the enclosed proxy card without delay in the enclosed postage-paid envelope.  Any proxy given by a stockholder may be revoked at any time before it is exercised.  A proxy may be revoked by filing with the secretary of the Company a written revocation or by submitting a duly executed proxy bearing a later date.  Any stockholder present at the Special Meeting may revoke his or her proxy and vote personally on each matter brought before the Special Meeting.

By Order of the Board of Directors: Helen Rumsa Secretary Waukegan, Illinois November [ ], 2008

NORTHERN STATES FINANCIAL CORPORATION
1601 N. LEWIS AVENUE
WAUKEGAN, ILLINOIS 60085
TELEPHONE (847) 244-6000

PROXY STATEMENT
SPECIAL MEETING OF STOCKHOLDERS
To Be Held On December 11, 2008

INTRODUCTION

We are sending this proxy statement to you as a stockholder of Northern States Financial Corporation, a Delaware corporation (the “Company”), in connection with the solicitation of proxies for a special meeting of stockholders to be held at the offices of NorStates Bank, 1601 N. Lewis Avenue, Waukegan, Illinois, on Thursday, December 11, 2008 at 4:30 p.m. (the “Special Meeting”).   The Company’s Board of Directors (the “Board of Directors”) is soliciting proxies for use at the Special Meeting and at any postponements or adjournments thereof.  Only stockholders of record as of the close of business on November 19, 2008, which we refer to as the record date, will be entitled to vote at the Special Meeting.  The proxy solicitation materials for the Special Meeting are first being distributed to stockholders of record on or about November [   ], 2008.

Your proxy is being solicited by the Board of Directors.  The solicitation of proxies will be made by mail except for any incidental solicitation on the part of directors and officers, without additional remuneration, of the Company and of its affiliates in person, by telephone or by facsimile.  The Company will bear the cost of solicitation of proxies and it may reimburse brokers and others for their expenses in forwarding solicitation material to beneficial owners of the Company’s stock.

INFORMATION ABOUT THE SPECIAL MEETING

Why is the Company holding a Special Stockholders’ Meeting?

The recent challenges experienced as a result of turbulence in the financial markets make it necessary for financial institutions to not only preserve existing capital, but to supplement such capital as a protection against further economic difficulties.  Recently, certain capital-raising opportunities have been presented by the federal government that provide the Company with options to generate capital in a low-cost manner.  We would like to consider these opportunities to ensure that during these uncertain times, the Company is well-positioned to support its existing operations.

Where will the Special Meeting be held?

The Special Meeting will be held on Thursday, December 11, 2008, at 4:30 p.m. at the offices of NorStates Bank, 1601 N. Lewis Avenue, Waukegan, Illinois.

What items will be voted upon at the Special Meeting?

Stockholders will be voting on the following matters:

1.
To act on a proposed amendment (the “Amendment”) to the Certificate of Incorporation of the Company, as amended (the “Certificate of Incorporation”), to authorize up to 1,000,000 shares of preferred stock of the Company, par value $0.40 per share (the “Preferred Stock”), and to provide the Board of Directors with the express authority to fix the number, rights, powers, preferences, qualifications, limitations and restrictions of each series of Preferred Stock.

2.	To approve any adjournment, postponement or continuation of the Special Meeting, if necessary, to solicit additional proxies in order to approve the Amendment.

3.	To conduct such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

Why is the Amendment to the Certificate of Incorporation necessary?

The Board of Directors believes that the creation of preferred stock is advisable and in the best interests of the Company and its stockholders for several reasons.  First, the authorization of the Preferred Stock would permit the Company to participate in the Capital Purchase Program (“CPP”) of the Troubled Asset Relief Program, which is presently being implemented by the U.S. Department of Treasury (the “U.S. Treasury”).  Pursuant to this program, the U.S. Treasury is purchasing equity securities of qualifying financial institutions in order to enhance such institutions’ capital levels and to boost confidence in the stability of the U.S. financial system.  The Board of Directors has deemed it advisable and in the best interests of the Company that it participate in the CPP in order to raise additional capital; however, as of the date of this proxy statement, the Company has not been notified as to whether it will be allowed to participate in the CPP.

Secondly, the authorization of the Preferred Stock would permit the Board of Directors to issue such stock without further stockholder approvals or delay and, thereby, provide the Company with maximum flexibility with respect to participation in the CPP and in structuring acquisitions, joint ventures, strategic alliances and capital-raising transactions, if such opportunities arise, and for other corporate purposes.  The Preferred Stock would enable the Company to respond promptly to and take advantage of market conditions and other favorable opportunities without incurring the delay and expense associated with calling a special stockholders’ meeting to approve a contemplated stock issuance.

The Board of Directors believes that this will also help to reduce costs because it will not have to seek additional stockholder approval in the future to issue preferred shares unless it is required to obtain stockholder approval for the transaction under the rules of the Nasdaq Stock Market, on which exchange the Company’s common shares are listed.  Although the Company presently contemplates no particular transaction involving the issuance of Preferred Stock other than in connection with the CPP, management of the Company believes that Preferred Stock could be a component in future raising of capital.

Who can vote?

You are entitled to vote your common stock if the Company’s records show that you held shares of the Company’s common stock as of the close of business on November 19, 2008, the record date for the Special Meeting.  Each stockholder is entitled to one vote for each share of common stock held on the record date.  Common stock is the Company’s only class of voting securities.

How do I vote?

You can vote on matters that are properly presented at the Special Meeting in two ways:

•	Vote by returning your proxy card by mail; or

•	You may attend the Special Meeting and cast your vote in person.

Unless you instruct otherwise, your proxies will vote your shares FOR the amendment to the Certificate of Incorporation to authorize the preferred stock, FOR the proposal to adjourn, postpone or continue the Special Meeting to solicit additional proxies, if necessary, and in their discretion on any other proposal considered at the Special Meeting.

How do I vote if my shares are held in “street name”?

If your shares are held in an account at a brokerage firm, a bank, or other nominee, then that party is considered the stockholder of record for voting purposes and should give you instructions for voting your shares.  As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

How do I change or revoke my proxy?

Stockholders who execute proxies retain the right to revoke them at any time before they are exercised.  Unless revoked, the shares represented by such proxies will be voted at the Special Meeting and all adjournments thereof.  Proxies may be revoked by written notice to the Secretary or by the filing of a later proxy prior to a vote being taken on a particular proposal at the Special Meeting.  A proxy will not be voted if a particular stockholder attends the Special Meeting and revokes his/her proxy by notifying the Secretary at the Special Meeting.  Any stockholder who attends the Special Meeting and revokes his/her proxy may vote in person.  However, your attendance at the Special Meeting alone will not revoke your proxy.  If you instructed a broker, bank or other nominee to vote your shares and you would like to revoke or change your vote, then you must follow their instructions.  Proxies solicited by the Board of Directors will be voted according to the directions given therein.

If I vote in advance can I still attend the Special Meeting?

Yes.  You are encouraged to vote promptly by returning a proxy card by mail so that your shares will be represented at the Special Meeting.  However, voting your shares does not affect your right to attend the Special Meeting and vote your shares in person.

What constitutes a quorum and how many votes are required for the proposals?

The Company will have a quorum and will be able to conduct the business of the Special Meeting if the holders of a majority of the votes that stockholders are entitled to cast are present at the Special Meeting, either in person or by proxy.  There were [               ] shares of the Company’s common stock issued and outstanding on November 19, 2008, the record date.  A majority of the issued and outstanding shares, or [               ] shares, present or represented by proxy, constitutes a quorum.  A quorum must exist to conduct business at the Special Meeting.

Broker Vote.  If you hold your shares in a bank or brokerage account you should be aware that if you fail to instruct your bank or broker how to vote, the bank or broker is not permitted to vote your shares in its discretion on your behalf on non-routine items, such as the proposal to approve the Amendment.

Votes Required for the Approval of the Proposals.  To approve the two proposals, the following proportion of votes is required:

Item	Vote Required	Impact of Abstentions and Broker Non-Votes, if any
Amendment to the Certificate of Incorporation	Approval of the majority of the outstanding shares entitled to vote at the Special Meeting	Considered as votes against the proposal

Adjournment, Postponement or Continuation of the Special Meeting to solicit additional proxies, if necessary	Approval of the majority of the votes cast at the Special Meeting	Not considered as votes cast

The Company’s policy is to keep confidential proxy cards, ballots and voting tabulations that identify individual stockholders.  However, exceptions to this policy may be necessary in some instances to comply with legal requirements and, in the case of any contested proxy solicitation, to verify the validity of proxies presented by any person and the results of the voting.

What is the recommendation of the Company’s Board of Directors?

The Board of Directors recommends that each stockholder vote FOR the Amendment to the Certificate of Incorporation and FOR the proposal to adjourn, postpone or continue the Special Meeting to solicit additional proxies, if necessary.

What will the consequences be if Proposal One is not approved?

If Proposal One is not approved, management believes the Company would have a distinct disadvantage against competitors in the current environment and will be limited in its ability to raise and attract capital to sustain the operations and growth of the Company in the future.

Who pays for the solicitation of proxies?

The accompanying proxy is being solicited by the Board of Directors.  The Company will bear the cost of soliciting the proxies.  Officers and other management employees of the Company will receive no additional compensation for the solicitation of proxies and may use mail, e-mail, personal interview and/or telephone.

PROPOSAL ONE:
APPROVAL OF AN AMENDMENT TO THE COMPANY’S CERTIFICATE OF
INCORPORATION

Under the Company’s existing Certificate of Incorporation, the Company does not have the authority to issue preferred stock.  If the stockholders approve Proposal One to amend the Certificate of Incorporation, the Company will be authorized to issue up to 1,000,000 shares of preferred stock, $0.40 par value per share.  Each class or series of Preferred Stock that may be authorized would have such designations, preferences, rights, qualifications, limitations or restrictions as will be expressed in the resolution or resolutions adopted by the Board of Directors from time to time providing for the issuance of such stock.  As such, the Preferred Stock would be available for issuance without further action by the Company’s stockholders, except as may be required by applicable law or pursuant to the requirements of the Nasdaq Stock Market or other securities exchange or quotation system upon which the Company’s securities are then trading or quoted.

As approved by the Board of Directors, subject to approval at the Special Meeting, Article Fourth of the Certificate of Incorporation of the Company will be amended in its entirety to read as set forth on Annex A attached to this proxy statement.

The Board of Directors believes that the creation of Preferred Stock is advisable and in the best interests of the Company and its stockholders for several reasons.  First, the authorization of the Preferred Stock would permit the Company to participate in the Capital Purchase Program, or “CPP,” presently being implemented by the U.S. Treasury.  Pursuant to this program, the U.S. Treasury is purchasing equity securities of qualifying financial institutions in order to enhance such institutions’ capital levels and to boost confidence in the stability of the U.S. financial system.  The Board of Directors has deemed it advisable and in the best interests of the Company that it participate, to the maximum extent allowed, in the CPP in order to raise additional capital; however, as of the date of this proxy statement, the Company has not been notified as to whether it will be allowed to participate in the CPP.

Secondly, the authorization of the Preferred Stock would permit the Board of Directors to issue Preferred Stock without further stockholder approvals or delay, which would provide the Company with maximum flexibility with respect to any participation in the CPP and in structuring acquisitions, joint ventures, strategic alliances and capital-raising transactions, if such opportunities arise, and for other corporate purposes.  The Preferred Stock would enable the Company to respond promptly to and take advantage of market conditions and other favorable opportunities without incurring the delay and expense associated with calling a special stockholders’ meeting to approve a contemplated stock issuance.

If the Amendment is approved, the Board of Directors would be authorized to issue Preferred Stock in one or more series, from time to time, with full or limited voting powers, or without voting powers, and with all designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions upon the Preferred Stock, as may be provided in the resolution or resolutions adopted by the Board of Directors.  The authority of the Company’s Board of Directors includes, but is not limited to, the determination or fixing of the following with respect to shares of any class or series of Preferred Stock:

•	the number of shares (up to the number of shares authorized) and designation of any series of Preferred Stock;

•	the dividend rate and whether dividends are to be cumulative;

•	whether shares are to be redeemable, and, if so, whether redeemable for cash, property or rights;

•	the rights to which the holders of shares shall be entitled, and the preferences, if any, over any other series;

•	whether the shares shall be subject to the operation of a purchase, retirement or sinking fund, and, if so, upon what conditions;

•
whether the shares will be convertible into or exchangeable for shares of any other class or of any other series of any class of capital stock and the terms and conditions of the conversion or exchange;

•	the voting powers, full or limited, if any, of the shares;

•
whether the issuance of any additional shares, or of any shares of any other series, will be subject to restrictions as to issuance, or as to the powers, preferences or rights of any of these other series; and

•	any other preferences, privileges and powers and relative, participating, optional or other special rights and qualifications, limitations or restrictions.

The ability of the Board of Directors to issue Preferred Stock without additional stockholder approval may be deemed to have an anti-takeover effect.  Proposal One, however, is not being proposed in order to prevent a change in control, and is not in response to any present attempt known to the Board of Directors to acquire control of the Board of Directors, to obtain representation on the Board of Directors or to take significant action that would affect control of the Company.  Although the Company has no such plans, the Company could use the Preferred Stock to oppose a hostile takeover attempt or to delay or prevent changes of control or changes in or removal of management of the Company.

Capital Purchase Program

The Board does not have any plans calling for the issuance of shares of Preferred Stock at the present time, other than the possible issuance of Preferred Stock to the U.S. Treasury in connection with the CPP as described below.

In October 2008, the U.S. Treasury announced the voluntary Capital Purchase Program, or “CPP.”  According to the U.S. Treasury, the CPP is designed to encourage U.S. financial institutions to build capital and increase the flow of financing to U.S. businesses and consumers to support the U.S. economy.  Under the CPP as currently in effect, the U.S. Treasury will purchase up to $250 billion of senior preferred shares issued by financial institutions that elect to participate and are accepted in the CPP.

If approved for participation in the CPP, the Company may sell an amount of senior preferred stock (the “Senior Preferred Shares”) to the U.S. Treasury equal to not less than 1% ($5,737,230) of the risk-weighted assets of the Company, and not more than the lesser of (a) $25 billion and (b) 3% ($17,211,690) of the Company's risk-weighted assets.  The Senior Preferred Shares would qualify as Tier 1 capital and would pay a cumulative dividend rate of five percent per annum for the first five years and a rate of nine percent per annum after year five.  The Senior Preferred Shares would be non-voting, other than class voting rights on matters that could adversely affect the shares.  The Senior Preferred Shares would be callable at par after three years.  Prior to the end of three years, the Senior Preferred Shares may be redeemed at par with the proceeds from a qualifying equity offering of any Tier 1 perpetual preferred or common stock resulting in proceeds of not less than 25 percent of the issue price of the Senior Preferred Shares.  The U.S. Treasury also may transfer the Senior Preferred Shares to a third party at any time.

In conjunction with any purchase of Senior Preferred Shares, the U.S. Treasury would receive warrants to purchase common stock of the Company with an aggregate market price equal to fifteen percent of the senior preferred investment.  The exercise price on the warrants would be the market price of the Company’s common stock at the time of issuance, calculated on a 20-day trading day trailing average.  As of November [   ], 2008, the twenty (20) day average market price of the Company's common stock was $[   ] based on the market price information available to the Company.  The actual 20-day average may be higher or lower at the time of any issuance of warrants by the Company to the U.S. Treasury.

Companies participating in the CPP must adopt the Treasury’s standards for executive compensation and corporate governance for the period during which the U.S. Treasury holds equity issued under the CPP.  These standards generally apply to the chief executive officer, chief financial officer, plus the three most highly compensated executive officers.  In addition, companies would agree not to deduct for tax purposes annual executive compensation in excess of $500,000 for each senior executive.  We have reviewed our executive compensation arrangements and do not anticipate that it will be necessary to modify any employee plans or contracts to comply with the Treasury’s limits on executive compensation.

If we are approved to receive an investment of the maximum allowable amount under the CPP (3% of the Company’s risk-weighted assets, or $17,211,690), we would expect that a portion of the funds received would be retained by the Company to assure our ability to satisfy the dividend payments on the Senior Preferred Shares as and when they become due and payable.  The remainder of the funds would be used for general corporate purposes, including making such funds available to the Bank as needed to meet the loan demands of its clients and customers, maintaining a sound capital position for the Bank and generally supporting the Bank’s ongoing operations.

Except for the issuance of the Senior Preferred Shares under the CPP on the holders of common stock, the actual effect of the issuance of any shares of the Preferred Stock upon the rights of holders of common stock cannot be stated until the Board of Directors determines the specific rights of any shares of the Preferred Stock.  However, the effects might include, among other things, restricting dividends on the common stock, diluting the voting power of the common stock, reducing the market price of the common stock or impairing the liquidation rights of the common stock without further action by the stockholders.  Holders of the Company’s common stock will not have preemptive rights with respect to the Preferred Stock.  Based on the CPP term sheet provided by the U.S. Treasury and applicable to all publicly traded financial institutions that seek to participate in the CPP, the expected effects on holders of common stock if the Company were to issue Senior Preferred Shares to the U.S. Treasury under the CPP are as follows:

Restrictions on dividends.  Generally, for as long as any Senior Preferred Shares are outstanding, no dividends may be declared or paid on the Company’s common stock and the Company may not repurchase or redeem any common stock unless dividends due with respect to the Senior Preferred Shares have been paid in full.  In addition, the consent of the Treasury will be required for any increase in the per share dividends on the Company’s common stock until the third anniversary of the date of U.S. Treasury’s investment unless prior to the third anniversary, the Senior Preferred Shares are redeemed in whole or the Treasury has transferred all of its shares to third parties.  Under this provision, however, the Company could reduce its dividend and subsequently restore it during the three-year period.

Stock repurchases.  Generally, redemption or repurchase of equity or trust preferred securities will not be permitted without the U.S. Treasury’s approval.  Under the current CPP terms, the Company would be permitted to redeem or repurchase equity or trust preferred securities under certain circumstances, including to offset dilution related to employee benefit plans in a manner consistent with past practice or pursuant to certain agreements pre-dating participation in the CPP.  This restriction would be in effect until the third anniversary of the date of the U.S. Treasury’s investment, unless prior to the third anniversary the Company redeems all the Senior Preferred Shares or the U.S. Treasury transfers all of its Senior Preferred Shares to third parties.

Voting rights.  The Senior Preferred Shares will be non-voting, other than certain class voting rights, including voting rights with respect to any authorization or issuance of shares ranking senior to the Senior Preferred Shares and with respect to any merger, exchange or similar transaction that adversely affects the rights of the Senior Preferred Shares.  If dividends on the Senior Preferred Shares are not paid in full for six dividend periods, whether or not consecutive, holders of the Senior Preferred Shares will have the right to elect two directors.  The right to elect directors will end when full dividends have been paid for four consecutive dividend periods.

The Board does not have any plans calling for the issuance of shares of Preferred Stock at the present time, other than the possible issuance of Preferred Stock to the U.S. Treasury if the Company is accepted to participate in the CPP.  Regardless of whether the Company ultimately issues Preferred Stock under the CPP, the Board of Directors believes that approval of the proposed Amendment is in the Company’s best interest for the reasons described above.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSED AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION.

PROPOSAL TWO:
ADJOURNMENT, POSTPONEMENT OR CONTINUATION OF THE
SPECIAL MEETING

If at the Special Meeting the number of shares of the Company’s common stock present or represented and voting in favor of the Amendment is insufficient to approve Proposal One, the Company’s management may move to adjourn, postpone or continue the Special Meeting in order to enable its Board of Directors to continue to solicit additional proxies in favor of the proposal to amend the Certificate of Incorporation.  In that event, you will be asked to vote only upon the adjournment, postponement or continuation proposal and not Proposal One.

In this proposal, the Company is asking you to authorize the holder of any proxy solicited by its Board of Directors to vote in favor of adjourning, postponing or continuing the Special Meeting and any later adjournments.  If the Company’s stockholders approve the adjournment, postponement or continuation proposal, the Company could adjourn, postpone or continue the Special Meeting, and any adjourned session of the Special Meeting, to use the additional time to solicit additional proxies in favor of the Amendment, including the solicitation of proxies from the stockholders that have previously voted against the Amendment.

The adjournment, postponement or continuation proposal requires that holders of more of the Company’s shares vote in favor of the adjournment, postponement or continuation proposal than vote against the proposal.  Accordingly, abstentions and broker non-votes will have no effect on the outcome of this proposal.  No proxy that is specifically marked AGAINST the proposal to amend the Certificate of Incorporation will be voted in favor of the adjournment, postponement or continuation proposal, unless it is specifically marked FOR the discretionary authority to adjourn, postpone or continue the Special Meeting to a later date.

The Board of Directors believes that if the number of shares of its common stock present or represented at the Special Meeting and voting in favor of the proposal to amend the Certificate of Incorporation is insufficient to approve the Amendment, it is in the best interests of the stockholders to enable the Board of Directors, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to approve the Amendment.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO ADJOURN, POSTPONE OR CONTINUE THE SPECIAL MEETING.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of the Company’s common stock as of November 13, 2008, by (i) each Director, (ii) each Executive Officer, and (iii) all Executive Officers and Directors as a group. Beneficial ownership means the sole or shared power to vote or dispose of such securities.

Name of Director or Executive Officer	Number of Shares Beneficially Owned	Percent Ownership
Fred Abdula(1)	872,265	21.4%
Kenneth W. Balza	22,571	*
Theodore A. Bertrand(2)	340,120	8.4%
Jack H. Blumberg	8,710	*
Frank J. Furlan	34,800	*
Harry S. Gaples	86,300	2.1%
James A. Hollensteiner	48,500	1.2%
Allan J. Jacobs	5,300	*
Raymond M. Mota(3)	20,175	*
Helen Rumsa	68,500	1.7%
Scott Yelvington	50,000	1.2%
Kerry J. Biegay	7,500	*
Shelly Christian	1,500	*
Brett Houston	205	*
Thomas M. Nemeth	1,173	*
All Directors and Executive Officers of the Company (13 persons)	1,567,619	38.5%
_______________
*	Less than 1%.
(1)
Includes 160,000 shares held by Mr. Abdula’s children over which Mr. Abdula has voting and dispositive power, 15,000 shares held in a trust for the benefit of Mr. Abdula’s sister, an aggregate of 2,400 shares held in various trusts for the benefit of Mr. Abdula’s children and 70 shares held by the Air Con Employees Pension Plan.  The business address of Mr. Abdula is c/o NorStates Bank, 1601 N. Lewis Ave., Waukegan, Illinois 60085.

(2)	The business address of Mr. Bertrand is c/o NorStates Bank, 1601 N. Lewis Ave., Waukegan, Illinois 60085.
(3)	Includes 13,975 shares pledged pursuant to loan arrangements with the Bank.

To the Company’s knowledge, the following table lists persons who beneficially own 5% or more of the Company’s common stock as of November 13, 2008, other than Mr. Fred Abdula and Mr. Theodore A. Bertrand, whose beneficial ownership is set forth above.

Name and Address of Beneficial Owner	Amount of Beneficial Ownership	Percent Ownership
Thomas R. Bertrand 17585 West Bridle Trail Rd. Gurnee, IL 60031	349,000	8.6%

STOCKHOLDER PROPOSALS

If a stockholder intends to present a proposal at the Company’s 2009 Annual Meeting of Stockholders and desires that the proposal be included in the Company’s Proxy Statement and form of proxy for that meeting, the proposal must be in compliance with Rule 14a-8 under the Exchange Act and received at the Company’s principal executive offices not later than December 18, 2008.  As to any proposal that a stockholder intends to present to stockholders without inclusion in the Company’s management’s proxy for that meeting will be entitled to exercise their discretionary authority on that proposal unless the Company receives notice of the matter to be proposed not later than March 3, 2009.  Even if proper notice is received on or prior to March 3, 2009, the proxies named in management’s proxy for that meeting may nevertheless exercise their discretionary authority with respect to such matter by advising stockholders of such proposal and how they intend to exercise their discretion to vote on such matter, unless the stockholder making the proposal solicits proxies with respect to the proposal to the extent required by Rule 14a-4(c)(2) under the Exchange Act.  Such proposals should be addressed to Helen Rumsa, Secretary, Northern States Financial Corporation, 1601 N. Lewis Avenue, Waukegan, Illinois 60085.

OTHER BUSINESS

At this date, management knows of no other business to be presented at the meeting which has not been described above. If, however, some other matter should be presented, it is intended that the enclosed proxy will be voted in accordance with the judgment of the person or persons voting the proxy.

STOCKHOLDER COMMUNICATIONS

Generally, stockholders who have questions or concerns regarding the Company should contact by mail Fred Abdula, Chairman of the Board, Northern States Financial Corporation, 1601 N. Lewis Avenue, Waukegan, IL 60085 or by telephone at (847) 244-6000 Ext. 238. However, any stockholders who wish to address questions regarding the business or affairs of the Company directly with the Board of Directors, or any individual director, should direct his or her questions in writing to any director or to all directors c/o Helen Rumsa, Secretary, Northern States Financial Corporation, 1601 N. Lewis Avenue, Waukegan, IL 60085.

Any employee, officer, stockholder or other interested party that has an interest in communicating with the Board of Directors regarding financial matters, may do so by directing communication to the Chairman of the Audit Committee.

By Order of the Board of Directors: Helen Rumsa Secretary Waukegan, Illinois November [ ], 2008

ANNEX A

Text of Proposed Amendment

“FOURTH:  The total number of shares of stock which the Corporation shall have authority to issue is seven million five hundred thousand (7,500,000), divided into two classes as follows:  one million (1,000,000) of which shall be Preferred Stock, par value of $0.40 per share, and six million five hundred thousand (6,500,000) of which shall be Common Stock, par value of $0.40 per share.

The designations, powers, preferences and rights, and the qualifications, limitations or restrictions of the above classes of stock are as follows:

PREFERRED STOCK
1.           The Board of Directors is expressly authorized at any time, and from time to time, to issue shares of Preferred Stock in one or more series, and for such consideration as the Board of Directors may determine, with such voting powers, full or limited, or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated in the Board of Directors resolution or resolutions providing for the issuance thereof, and as are not stated in this Certificate of Incorporation, or any amendment thereto.  All shares of any one series shall be of equal rank and identical in all respects.

2.           No dividend shall be paid or declared on any particular series of Preferred Stock unless dividends shall be paid or declared pro rata on all shares of Preferred Stock at the time outstanding in each other series which ranks equally as to dividends with such particular series.

3.           Unless and except to the extent otherwise required by law or provided in the resolution or resolutions of the Board of Directors creating any series of Preferred Stock, the holders of the Preferred Stock shall have no voting power with respect to any matter whatsoever.  Subject to the protective conditions or restrictions of any outstanding series of Preferred Stock, any amendment to this Certificate of Incorporation which shall increase or decrease the authorized capital stock of any class or classes may be adopted by the affirmative vote of the holders of a majority of the outstanding shares of voting stock of the Corporation.

4.           Shares of Preferred Stock redeemed, converted, exchanged, purchased, retired or surrendered to the Corporation, or which have been issued and reacquired in any manner, shall, upon compliance with any applicable provisions of the Delaware General Corporation Law, have the status of authorized and unissued shares of Preferred Stock and may be reissued by the Board of Directors as part of the series of which they were originally a part or may be reclassified into and reissued as part of a new series or as part of any other series, all subject to the protective conditions or restrictions of any outstanding series of Preferred Stock.

COMMON STOCK

1.           Subject to preferential dividend rights, if any, applicable to shares of the Preferred Stock and subject to applicable requirements, if any, with respect to the setting aside of sums for purchase, retirement or sinking funds for the Preferred Stock, the holders of the Common Stock shall be entitled to receive to the extent permitted by law, such dividends as may be declared from time to time by the Board of Directors.

2.           In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Preferred Stock, holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.

3.    Except as may be otherwise required by law or this Certificate of Incorporation, each holder of the Common Stock shall have one vote in respect of each share of stock held by him or her of record on the books of the corporation on all matters voted upon by the stockholders.”

FORM OF PROXY FOR THE
SPECIAL MEETING OF STOCKHOLDERS OF
NORTHERN STATES FINANCIAL CORPORATION

December 11, 2008

Please date, sign and mail your proxy card in the
envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided ↓

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1.	Proposal to approve the amendment to the Certificate of Incorporation of the Company to authorize Preferred Stock.

☐ FOR	☐ AGAINST	☐ ABSTAIN

2.	Proposal to approve any adjournment, postponement or continuation of the Special Meeting, if necessary, to solicit additional proxies.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Note:  Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature of Stockholder: __________________                                                                                                           Date:____________

Signature of Stockholder: __________________                                                                                                           Date:____________

NORTHERN STATES FINANCIAL CORPORATION

Special Meeting of Stockholders
December 11, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Northern States Financial Corporation hereby appoints Fred Abdula and Frank Furlan as proxies, each with the power to appoint a substitute and hereby authorizes them to vote all such shares of such Company as to which the undersigned is entitled to vote at the Special Meeting of Stockholders of such Company and at all adjournments thereof, to be held at NorStates Bank, 1601 N. Lewis Avenue, Waukegan, Illinois on Thursday, December 11, 2008 at 4:30 P.M. in accordance with the following instructions.

THE SHARES REPRESENTED HEREBY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED FOR THE PROPOSAL TO APPROVE THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION AND FOR THE PROPOSAL TO ADJOURN, POSTPONE OR CONTINUE THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES, WITH DISCRETIONARY AUTHORITY AS TO ANY AND ALL OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING.

(Continued and to be signed on the reverse side)